Exhibit 10.1

August 28, 2006

Bryant R. Riley

Riley Investment Management LLC

11000 Santa Monica Boulevard

Suite 810

Los Angeles, CA 90025

Re:	Integrated Silicon Solution, Inc.

Dear Bryant:

This letter is in response to your letter dated August 15, 2006 addressed to me as Chairman of Integrated Silicon Solution, Inc. (“ISSI”) and is intended to reflect our recent discussions. To confirm your agreement to the matters herein, please sign and return this letter to me.

1) At an ISSI Board meeting to be held no later than September 15, 2006, the size of the ISSI Board will be expanded from seven (7) members to nine (9) members and Bryant Riley and Melvin Keating will be appointed to the newly created seats on the Board. One of such new directors initially will be named to the Nominating Committee of the Board.

2) ISSI will hold its next annual meeting of stockholders no later than February 15, 2007. In connection with the annual meeting, it is expected that three (3) current ISSI directors will not seek re-election to the Board and it is agreed that the size of the ISSI Board will be changed back to seven (7) members. It is also expected that the ISSI Nominating Committee will nominate for election at the 2007 annual meeting the six (6) then serving and continuing directors (including you and Melvin Keating) and another independent director mutually agreeable to you and the ISSI Board and Nominating Committee. On or before November 30, 2006, ISSI will deliver to you the written commitment of three (3) directors, none of whom shall be Jimmy S. Lee or Kong Yeu Han, not to seek or accept re-nomination to the Board, and confirmation that the Nominating Committee has agreed to include Bryant Riley, Melvin Keating and the director mutually agreed upon as provided in the foregoing sentence on its slate of nominees for the 2007 annual meeting.

3) By your execution of this letter, you hereby cancel and withdrawal your demand for a special meeting of ISSI stockholders and related matters as set forth in your letter dated August 15, 2006. ISSI confirms it accepts the demand as valid and in proper form. ISSI acknowledges you may submit a new demand in the same form except for the date of the special meeting, if ISSI has not fulfilled its commitments to you in paragraphs 1 and 2 above. In such event, ISSI will hold the requested meeting no later than forty-five (45) days from the date of your request and agrees you may give the notice of such meeting if ISSI has not done so within twenty (20)

August 28, 2006

days of your request. In addition, ISSI agrees that if it does not fulfill its commitments to you in this letter, in addition to any other remedies available to you, you may submit a slate of nominees or submit stockholder proposals for the ISSI 2007 annual meeting without giving notice 120 days in advance, provided you give such notice within a reasonable time of ISSI’s failure to fulfill its commitments to you and prior to the time ISSI has mailed its proxy materials for such annual meeting and have given ISSI written notice of the matter to which you believe ISSI did not fulfill its commitment.

4.) ISSI agrees not to adopt any form of shareholder rights plan or other device intended to restrict or impede acquisitions of blocks of stock, or proposals which could lead to a change of control (sometimes colloquially referred to as a “poison pill”), to submit to stockholders a proposal to establish a staggered board of directors or to adopt any amendment to its by-laws reducing or limiting the rights of stockholders to call a special meeting of stockholders, in each case without your written consent until after the 2008 annual meeting of stockholders of ISSI. . Nothing in this Paragraph 4 shall prohibit the submission of proposals for such changes to stockholders at the valid request of stockholders not affiliated with, or acting in concert with, any present member of the ISSI board of directors, provided the Board does not recommend the adoption of the proposal.

5.) Unless ISSI fails to fulfill its commitments to you in this letter, until the time that proxies for the ISSI 2008 annual meeting of stockholders are first solicited, you will not initiate, or suggest to any third party that they should initiate, any proposal to accomplish any of the items described in Item 1006 ( c) parts 1, 2, 4 or 5 of Regulation MA under the Securities Exchange Act of 1934, as amended, nor will you initiate or participate, in opposition to the management’s nominees, in any proxy contest involving the election or removal of directors for ISSI. At the time of your election to ISSI’s Board you agree to execute a mutually agreeable agreement to this effect.

You and ISSI agree that either party may make the contents of this letter public in order to comply with applicable federal and state securities laws.

Regards,

Integrated Silicon Solution, Inc.

/s/ Jimmy S.M. Lee, Chairman and CEO

August 28, 2006

Accepted and agreed to:

Riley Investment Management, LLC

By:	/s/ Bryant R. Riley
Bryant R. Riley, Managing Member

SACC Partners, LP

By:	Riley Investment Management, LLC, its
General Partner

By:	/s/ Bryant R. Riley
Bryant R. Riley, Managing Member

/s/ Bryant R. Riley
Bryant R. Riley

B. Riley & Co. Retirement Trust

By:	/s/ Bryant R. Riley
Bryant R. Riley, Trustee

B. Riley & Co., Inc.

By:	/s/ Bryant R. Riley
Bryant R. Riley, President

Dated: August 28, 2006